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                       THE BLACK & DECKER CORPORATION

                         MEDIUM TERM NOTES, SERIES A

                        EXCHANGE RATE AGENT AGREEMENT


          EXCHANGE RATE AGENT AGREEMENT (the "Agreement") dated as of ________, 199_, between The Black & Decker Corporation (the "Corporation") and
___________________________________.

                            PRELIMINARY STATEMENT

     A. The Corporation proposes to issue and sell Medium-Term Notes, Series A (the "Notes") from time to time under and pursuant to the terms of an Indenture, dated as of _______________, 1994 (the "Indenture"), between the Corporation and Marine Midland Bank, as trustee under the Indenture (acting in such capacity, the "Trustee"), and resolutions of the Board of Directors of the Corporation, dated February 17, 1994 (as they may be amended or supplemented from time to time, collectively, the "Resolutions"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Indenture. The Resolutions provide that the Notes may be denominated in U.S. dollars or in foreign currencies or currency units (the "Foreign Specified Currency") and may bear interest at a fixed rate or a floating rate, all as set forth on the face of the particular Note.

     B. The Corporation desires to appoint ______________ as exchange rate agent of the Corporation to obtain from time to time exchange rates for Foreign Specified Currencies in which certain Notes are denominated (each such Note a "Foreign Currency Note") and, upon request, to execute foreign exchange spot transactions for such Foreign Specified Currencies.

     NOW, THEREFORE, the Corporation and _________________________ agree as follows:

     SECTION 1.  APPOINTMENT OF EXCHANGE RATE AGENT.

     The Corporation hereby appoints _________________, as its agent (in such capacity, the "Exchange Rate Agent"), at its corporate trust office in ________________, which is presently located at _____________________, and the
Exchange Rate Agent hereby accepts such appointment, as the Corporation's agent for the purposes of obtaining from time to time exchange rates and executing foreign exchange spot transactions for Foreign Specified Currencies, upon the terms and subject to the conditions provided herein.
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     SECTION 2.  DETERMINATION OF EXCHANGE RATE.

     (a) The Corporation shall notify the Exchange Rate Agent at least five Business Days (as hereafter defined) preceding each date on which a payment in U.S. dollars or the Foreign Specified Currency is to be made in respect of a Foreign Currency Note, whether an Interest Payment Date, Maturity or otherwise (a "Payment Date") on which, or with respect to which, the Corporation desires the Exchange Rate Agent to either (i) quote an exchange rate for the purchase of U.S. dollars with a given Foreign Specified Currency or (ii) purchase a given Foreign Specified Currency with U.S. dollars. As used herein, "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks in New York City and the principal financial center in the country issuing the Foreign Specified Currency are required or authorized by law or executive order to close.

     (b) The Corporation shall notify the Exchange Rate Agent at least five Business Days preceding each Payment Date, of each Foreign Specified Currency for which the Corporation desires to (i) obtain an exchange rate for the purchase of U.S. dollars or (ii) purchase a given Foreign Specified Currency with a stated amount of U.S. dollars. In the latter case, the notice shall also specify the amount of U.S. dollars (the "U.S. Dollar Amount") to be used to purchase each Foreign Specified Currency, and the account (the "Designated Account") at _____________________ which the Exchange Rate Agent is authorized to debit in making payment for the Foreign Specified Currency.

     (c) If the Corporation desires the Exchange Rate Agent to obtain an exchange rate for the purchase of U.S. dollars with a Foreign Specified Currency, the following procedures shall be followed:

          (i) After receipt of the notice referred to in subsection (b) of this Section, the Exchange Rate Agent, at approximately noon on the third Business Day next preceding the applicable Payment Date, shall select (subject to subsection (c) (ii) below) the indicative quotations of the Foreign Specified Currency appearing at such time on the bank composite or multi-contributor pages of the Quoting Source (as defined below) for three (or two if three are not available) Recognized Foreign Exchange Dealers (as defined below). The Exchange Rate Agent shall then select from among the selected quotations the one that will yield the largest number of U.S. dollars upon conversion from such Foreign Specified Currency. By 3:00 p.m. on the same day, the Exchange Rate Agent shall print the relevant "pages" from the Quoting Source, circle the selected quotations, indicating which of the three has the largest yield, and telecopy the same to the Corporation, the Trustee and the Paying Agent. The "Quoting Source" shall mean Reuters Monitor Foreign Exchange Service, or if the Exchange Rate Agent determines that such Service is not available, Telerate Monitor Foreign Exchange service. If the Exchange

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     Rate Agent determines that neither Service is available, the parties shall agree on a comparable display or other comparable manner of obtaining quotations and such display or manner shall become the Quoting Source. As used herein, "Recognized Foreign Exchange Dealers" means any firm, which may include the Exchange Rate Agent, selected by the Exchange Rate Agent from a list of firms located in the City of New York, designated by the Corporation from time to time in writing as approved "Recognized Foreign Exchange Dealers," and delivered to the Exchange Rate Agent.

     (d) If (1) fewer than three bid quotations are available at the time of a determination pursuant to subsection (c) above, or (2) the Exchange Rate Agent receives no later than noon on such Business Day notice that (A) there exist exchange controls, or (B) the Foreign Specified Currency is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, rendering such Foreign Specified Currency unavailable for payment to the holders of the Foreign Currency Note denominated in such Foreign Specified Currency, then the Exchange Rate Agent shall, prior to the applicable Payment Date, notify the Corporation, the Trustee and the Paying Agent of the noon buying rate in New York City for cable transfer, in the Foreign Specified Currency indicated in such notice, as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") as of the second Business Day preceding the applicable Payment Date. If the Market Exchange Rate for such date is not then available, the Exchange Rate Agent shall immediately notify the Corporation, the Trustee and the Paying Agent of the most recently available Market Exchange Rate for such Foreign Specified Currency.

     (e) If the Corporation desires the Exchange Rate Agent to purchase a given Foreign Specified Currency with U.S. dollars, the following procedures shall be followed:

     As near as practicable to 11:00 a.m., New York City time, on the second Business Day preceding the applicable Payment Date, the Exchange Rate Agent shall solicit bid quotations from three Recognized Foreign Exchange Dealers, for the aggregate amount of each Foreign Specified Currency in exchange for U.S. dollars on the Payment Date. If such bid quotations are not available the Exchange Rate Agent will inform the Corporation that payments on such Payment Date must be made in U.S. dollars or other specified foreign currency. The Exchange Rate Agent shall, on behalf of the Corporation, enter into an agreement to trade such foreign currency or currencies (in such amounts and upon such terms as indicated in this subsection (d) or subsection (c) above and upon such further terms as are not inconsistent with the above) with such Recognized Foreign Exchange Dealer or Dealers as shall have submitted the highest bid with respect to each applicable foreign currency. The rate of exchange shall be notified to the Corporation, the Trustee and the Paying Agent. At or before the opening of business on the

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Payment Date, the Corporation shall deposit in the Designated Account the U.S.
Dollar Amount for such Date. On the Payment Date, the Exchange Rate Agent will debit the Designated Account for the U.S. Dollar Amount, exchange the U.S. Dollar Amount for the contracted amount of the Foreign Specified Currency (the "Foreign Currency Equivalent") and transfer the Foreign Currency Equivalent to the Paying Agent. The settlement date for the exchange of the foreign currencies for U.S. dollars shall be the applicable Payment Date.

     SECTION 3.  FEES AND EXPENSES.

     The Exchange Rate Agent shall be entitled to such compensation for its services under this Agreement as shall be agreed upon with the Corporation, and the Corporation shall pay such compensation and shall reimburse the Exchange Rate Agent for all reasonable expenses, disbursements and advances incurred or made by it in connection with the services rendered by it under this Agreement (including reasonable legal fees and expenses), except any expenses, disbursements or advances attributable to the bad faith, gross negligence or willful misconduct of the Exchange Rate Agreement. This Section shall survive the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise, the resignation or removal of the Exchange Rate Agent and the termination of this Agreement.

     SECTION 4.  RIGHTS AND LIABILITIES OF EXCHANGE RATE AGENT.

     The Exchange Rate Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it hereunder or in reliance upon any Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine, unless such action or inaction was the result of bad faith, willful misconduct or gross negligence. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Corporation made or given by it and sent, delivered or directed to the Exchange Rate Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for the purpose of this Agreement if such communication is in writing and signed by any officer or individual designated in writing by the Treasurer of the Corporation. The Exchange Rate Agent may consult with counsel satisfactory to it and the written opinion of such counsel shall constitute full and complete authorization and protection of the Exchange Rate Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel.

     SECTION 5.  RIGHTS OF EXCHANGE RATE AGENT TO OWN NOTES, ETC.

     The Exchange Rate Agent may act as Trustee, Paying Agent or Calculation Agent under the Indenture and it, its officers, employees and shareholders, may become owners of, or acquire

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interests in, Notes, with the same rights as if the Exchange Rate Agent were not the Exchange Rate Agent hereunder. The Exchange Rate Agent may engage in, or have an interest in, any financial or other transaction with the Corporation or any of its affiliates (including, without limitation, foreign exchange transactions of any type or nature and in any currency, whether a spot transaction, forward transaction, option, future, option on a future or otherwise) as if the Exchange Rate Agent were not the Exchange Rate Agent hereunder.

     SECTION 6.  DUTIES OF EXCHANGE RATE AGENT.

     In acting under the Agreement and in connection with the Notes, the Exchange Rate Agent shall be obligated only to perform such duties as are specifically set forth herein and no other duties or obligations on the part of the Exchange Rate Agent, in its capacity as such, shall be implied by this Agreement. In acting under this Agreement, the Exchange Rate Agent (in its capacity as such) assumes no obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.

     SECTION 7.  TERMINATION, RESIGNATION OR REMOVAL OF EXCHANGE RATE AGENT.

     The Exchange Rate Agent may at any time terminate this Agreement by giving no less than 90 days written notice to the Corporation, unless the Corporation consents in writing to a shorter time. Upon receipt of notice of termination by the Exchange Rate Agent, the Corporation agrees promptly to appoint a successor Exchange Rate Agent. The Corporation may terminate this Agreement at any time by giving written notice to the Exchange Rate Agent and specifying the date when the termination shall become effective; provided, however, that no termination by the Exchange Rate Agent or the Corporation shall become effective prior to the date of the appointment by the Corporation, as provided in Section 8, of a successor Exchange Rate Agent and the acceptance of such appointment by such successor Exchange Rate Agent. If an instrument of acceptance by a successor Exchange Rate Agent shall not have been delivered to the resigning or terminated Exchange Rate Agent within 60 days after the giving of such notice of resignation or termination, the resigning or terminated Exchange Rate Agent may petition a court of competent jurisdiction for the appointment of a successor Exchange Rate Agent. Upon termination by either party pursuant to the provisions of this Section, the Exchange Rate Agent with respect to which this Agreement has been terminated shall be entitled to the payment of any compensation owed to it by the Corporation hereunder and to the reimbursement of all reasonable expenses, disbursements and advances incurred or made by it in connection with the services rendered by it hereunder. The provisions of this Section, Section 3 and Section 9 shall remain in effect following such termination.

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     SECTION 8.  APPOINTMENT OF SUCCESSOR EXCHANGE RATE AGENT.

     Any successor Exchange Rate Agent appointed by the Corporation or by a court following termination of this Agreement pursuant to the provisions of
Section 7 shall execute and deliver to the Exchange Rate Agent and to the Corporation an instrument accepting such appointment, and thereupon such successor Exchange Rate Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Exchange Rate Agent, with like effect as if originally named as the Exchange Rate Agent hereunder, and the Exchange Rate Agent shall thereupon be obligated to transfer and deliver, and such successor Exchange Rate Agent shall be entitled to receive and accept, copies of any available records maintained by the Exchange Rate Agent in connection with the performance of its obligations hereunder.

     SECTION 9.  INDEMNIFICATION.

     The Corporation shall indemnify and hold harmless the Exchange Rate Agent, its officers and employees from and against all actions, claims, damages, liabilities, losses and reasonable expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, losses and expenses caused by or resulting from the bad faith, gross negligence or willful misconduct of the Exchange Rate Agent, its officers or employees. This Section shall survive the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise, the resignation or removal of the Exchange Rate Agent and the termination of this Agreement.

     SECTION 10.  MERGER, CONSOLIDATION OR SALE OF BUSINESS BY EXCHANGE RATE
AGENT.

     Any corporation into which the Exchange Rate Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Exchange Rate Agent may be a party, or any corporation to which the Exchange Rate Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Exchange Rate Agent under this Agreement without the execution of any document or any further act by the parties hereto.

     SECTION 11.  NOTICES.

     Any notice or other communication given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified, in writing:

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     To the Corporation:                 The Black & Decker Corporation
                                         701 East Joppa Road
                                         Towson, Maryland  21286
                                         Attention:  Treasurer
                                         Telecopy No.:  (410) 716-3778

     with a copy to:                     The Black & Decker Corporation
                                         701 East Joppa Road
                                         Towson, Maryland  21286
                                         Attention:  Vice President and
                                                     General Counsel
                                         Telecopy No.:  (410) 716-2660

     To the Exchange Rate Agent:         ______________________________
                                         ______________________________
                                         ______________________________
                                         Attention:  __________________
                                         Telecopy No.:  (___) ________

     To the Trustee:                     Marine Midland Bank
                                         Corporate Trust Offices
                                         140 Broadway
                                         New York, New York  10005
                                         Telecopy:  (212) 658-6425

     Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

     SECTION 12.  BENEFIT OF AGREEMENT.

     Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

     SECTION 13. GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 14.  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                         THE BLACK & DECKER CORPORATION


                                         By:  ___________________________
                                               Title:


                                               [EXCHANGE RATE AGENT]


                                         By:  ___________________________
                                               Title:

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